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                                                                    EXHIBIT 23.1

                         CONSENT OF ERNST & YOUNG LLP,
                              INDEPENDENT AUDITORS

    We consent to the incorporation by reference into this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of our report dated
January 28, 2000, except for the last paragraph in note 6 to the financial statements regarding deferred compensation and the paragraphs in note 12 to the financial statements regarding stock option grants and stock plans as to which the date is March 6, 2000, on the financial statements of InterMune Pharmaceuticals, Inc. included in InterMune Pharmaceuticals, Inc.'s Registration Statement on Form S-1 (No. 333-96029), as amended on March 23, 2000.

                                            /s/ Ernst & Young LLP

Palo Alto, California
March 24, 2000